Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 9, 2018
Registration Statement Nos. 333-205778 and 333-205778-10

ABS New Issue: $1.6bln($1.111+bln offered) TAOT 2018-B
$1.6bln ($1,111.499mm offered) Toyota Auto Receivables 2018-B Owner Trust
Joint-Leads: BofAML (struc), Lloyds, SMBC	Co-Mgrs: Loop, NAB, UniCredit

	Size	Offered
CLS	($mm)	($mm)	WAL	MDY/S&P	EXP	LEGAL	BENCH	SPRD	YLD	CPN	$PRICE
A-2A	367.000	348.650	1.05	Aaa/AAA	1/20	3/15/21	EDSF	+9	2.660	2.64	99.99445
A-2B	220.634	209.602	1.05	Aaa/AAA	1/20	3/15/21	1ML	+10			100.0000
A-3	454.000	431.300	2.30	Aaa/AAA	7/21	9/15/22	ISWP	+17	2.979	2.96	99.99851
A-4	128.366	121.947	3.48	Aaa/AAA	2/22	11/15/23	ISWP	+24	3.139	3.11	99.97149

BILL & DELIVER		: BofAML	BBG TICKER	: TAOT 18-B

EXPECTED RATINGS		: Moody's/S&P	REGISTRATION	: PUBLIC

EXPECTED SETTLE		: 05/16/18	FIRST PAY DATE	: 06/15/18

EXPECTED PRICING		: Priced	PXG SPEED	: 1.3% ABS to 5% CALL

ERISA ELIGIBLE		: YES	DENOMS	: $1k/$1k

CUSIPS:	A-2A	89238TAB9	INTEXNET	: bastaot18b KA2A

	A-2B	89238TAC7

	A-3	89238TAD5

	A-4	89238TAE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.